EXHIBIT 10.1

SEPARATION AGREEMENT

This Agreement dated as of January 31, 2008 is by and between Force Protection, Inc. a Nevada (the “Company” or “Force Protection”), and Gordon McGilton (the “Executive”).

IT IS HEREBY AGREED AS FOLLOWS:

1.                                       The Executive and the Company agree that the Executive’s last day of employment with the Company will be on January 31, 2008 (the “Retirement Date”).

2.                                       The Company will pay the Executive a lump sum cash payment of sixty thousand dollars ($60,000), on the first business day following the expiration of the Revocation Period (as defined in Section 16), reduced by the amount of any applicable tax withholdings (“Severance Benefits”).

3.                                       The Executive shall receive separate written notice of his right to elect continued benefit plan coverage pursuant to COBRA.

4.                                       The Company and the Executive agree that as of the Retirement Date there are no other amounts or benefits due to the Executive through such date or thereafter from or under any other plan, program, policy or agreement of the Company, as well as no other individual employment agreement with the Executive.

5.                                       Effective as of the Retirement Date, the Executive hereby resigns as a member of the board of directors of the Company and of all other subsidiaries or affiliates of the Company as well as any other positions held with such subsidiaries or affiliates effective as of the Retirement Date and agrees to execute such other documents as may be requested by the Company to implement such resignations.

6.                                       The Company shall indemnify the Executive to the extent provided pursuant to Article VI of the Company’s Bylaws (12/09/04) and Resolution dated February 28, 2005, as in effect on the Retirement Date, and the Executive shall not be entitled to any other rights to indemnification by the Company other than as set forth therein.

7.                                       In consideration of the Severance Benefits, the Executive agrees to the following covenants:

a.               Non-Compete.  For a 12 month period after the Retirement Date, the Executive shall not directly or indirectly (without the prior written consent of the Company):

i.                                          hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or

ii.                                       associate (including as an officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A)                              that is substantially related to any activity that the Executive was engaged in with the Company or its affiliates during the 12 months prior to the Retirement Date (excluding as a director),

(B)                                that is substantially related to any activity for which the Executive had direct or indirect managerial or supervisory responsibility with the Company or its affiliates during the 12 months prior to the Retirement Date, or

(C)                                that calls for the application of specialized knowledge or skills substantially related to those used by the Executive in his activities with the Company or its affiliates during the 12 months prior to the Retirement Date.

For purposes of this Agreement, “Competitive Enterprise” means any business enterprise anywhere in the United States or world-wide that either (A) engages in the manufacture blast- and ballistic-protected wheeled vehicles for the U.S. and foreign markets or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

b.                                      Non-Solicit.  The Executive hereby acknowledges and confirms the obligations of “non-solication” as defined in that Employee Non-Disclosure & Assignment of Inventions Agreement dated February 23, 2006, attached hereto (“2006 Agreement”).

c.                                       Confidential Information.  The Executive hereby acknowledges and confirms the obligations of protecting “Confidential Information” as defined in that 2006 Agreement, which are incorporated herein by reference.

d.                                      Survival.  Any termination of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Section 7.

e.                                       Validity.  The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

f.                                         Consideration.  The parties acknowledge that this Agreement would not have been entered into and the benefits described above would not have been promised in the absence of the Executive’s promises under this Section 7.

8.                                       This Agreement constitutes the entire agreement between the parties and supersedes any and all prior contemporaneous, oral or written agreements or understandings between the parties.  No representation, promise, inducement or statement of intention has been made by the Released Parties that is not embodied in this Agreement.  No party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not contained in this Agreement.  This Agreement cannot be amended, modified, or supplemented in any respect except by subsequent written agreement signed by all parties hereto.

9.                                       This Agreement shall be interpreted and enforced in accordance with the laws of the State of South Carolina.  Executive consents to the exclusive jurisdiction of courts located in South Carolina, agreeing to waive any argument of lack of personal jurisdiction or forum non-conveniens with respect to any claim or controversy arising out of or relating to this Agreement, Executives employment with the Company, Executive’s separation from that employment, and any other contact or communication involving Executive and the Company.

10.                                 Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

EXECUTIVE	Force Protection, Inc.

/s/ Gordon McGilton	By:	/s/ Roger G. Thompson, Jr.
Gordon McGilton	Name: General Roger G. Thompson, Jr.
Title: Director